UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 23, 2013

Naked Brand Group Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-52381	N/A
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2 – 34346 Manufacturers Way, Abbotsford, BC V2S 7M1
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code 877.592.4767

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 19, 2013, we appointed Andrew Kaplan as a director of our company.

Mr. Kaplan is a Vice President of Barry Kaplan Associates, a 25-year-old investor relations firm that works with small and medium sized public and private companies. He has been with the firm since 1995. Prior to this Mr. Kaplan had been with major investment firms and a boutique investment bank specializing in the financing of companies going public through IPO’s or reverse mergers. Mr. Kaplan received his BSBA in Finance and Insurance from the University of Hartford in 1989.

Family Relationships

No family relationships exist between any of our directors or executive officers.

Certain Related Transactions and Relationships

We have not been party to any transaction with Mr. Kaplan since the beginning of our last fiscal year, or any currently proposed transaction with Mr. Kaplan in which we were or will be a participant and where the amount involved exceeds $120,000, and in which Mr. Kaplan had or will have a direct or indirect material interest.

Item 3.02.	Unregistered Sales of Equity Securities.

In connection with Mr. Kaplan’s appointment as a director, we have agreed to issue him an aggregate of 450,000 stock options as follows:

(i)	150,000 stock options entitling Mr. Kaplan to purchase 150,000 shares of common stock at a price of $0.25 per share;

(ii)	150,000 stock options entitling Mr. Kaplan to purchase 150,000 shares of common stock at a price of $0.50 per share; and

(iii)	150,000 stock options entitling Mr. Kaplan to purchase 150,000 shares of common stock at a price of $0.75 per share,

with each option exercisable for a period of two years from the date of grant, on terms and conditions as set out in our 2012 Stock Option Plan and stock option agreements to be entered between our company and Mr. Kaplan. 50% of the options will vest on the date of grant and the remaining 50% to vest one year from the date of grant. We issued the stock options relying on exemptions from registration provided by Section 4(2) and/or Regulation D of the Securities Act of 1933.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAKED BRAND GROUP INC.

By: /s/ Alex McAulay
       Alex McAulay
       Chief Financial Officer and Director

Date: July 23, 2013